FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
December 11, 2006        Gary N. Pelehaty, President and Chief Executive Officer
                         (609) 298-0723

                            FARNSWORTH BANCORP, INC.
                             ANNOUNCES 2006 EARNINGS

     Bordentown, New Jersey -- December 11, 2006 - Farnsworth Bancorp, Inc. (OTC Bulletin Board "FNSW"), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey (the "Company"), today announced that for the fiscal year ended September 30, 2006, it had net income of $203,000 or $.30 per share, as compared to net income of $336,000 or $.51 per share, for the fiscal year ended September 30, 2005. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the decrease in earnings during the 2006 fiscal year to net interest margin compression due to rising market interest rates.

     Total assets of the Company were $107 million at September 30, 2006 as compared to $104 million at September 30, 2005. Stockholders' equity was $9.3 million or $14.29 per share at September 30, 2006, as compared to $9.2 million or $14.21 per share at September 30, 2005.

     On June 23, 2006, the Company, Sterling Banks, Inc. and Sterling Bank, a New Jersey chartered commercial bank ("Sterling"), entered into an Agreement and Plan of Merger (the "Agreement"). Under the Agreement, the Company will merge with and into Sterling Banks, Inc. (In Organization), the proposed bank holding company for Sterling (the "Merger"), in exchange for 2.3625 shares of Sterling Banks, Inc. common stock, or $27.50 in cash, or a combination of cash and stock (at the election of the Company's stockholders), subject to an overall mix of 50 percent stock and 50 percent cash. The Merger is valued at approximately $19.1 million. Sterling Banks, Inc. and Sterling will be the surviving entities in the Merger. The Agreement and the transactions contemplated thereby are subject to the approval of the stockholders of Sterling and the Company, and the receipt of all required regulatory approvals, as well as other customary conditions. The Merger is currently expected to be completed during the first quarter of 2007, although no assurances can be given as to whether or when the Merger will be consummated. For more information regarding the Agreement and the Merger, please refer to the Company's Current Report on Form 8-K dated June 23, 2006, as filed with the Securities and Exchange Commission on June 26, 2006, and our Joint Proxy Statement/Prospectus dated November 2, 2006.

     Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Mt. Laurel and Marlton, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

     This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.